EXHIBIT 99.2
REVISED PRESS RELEASE OF PAYCHEX, INC. DATED JUNE 27, 2007
PAYCHEX, INC. REPORTS RECORD FISCAL 2007 RESULTS
June 27, 2007
FISCAL 2007 HIGHLIGHTS
•	Total revenue up 13% to $1.9 billion.

•	Payroll service revenue up 9% to $1.4 billion and Human Resource Services revenue grew 22% to $396.2 million.

•	Operating income increased 8% to $701.5 million. Operating income excluding interest on funds held for clients, stock-based compensation costs, and an increase to the litigation reserve increased 15% to $631.1 million.

•	Net income and diluted earnings per share increased 11% to $515.4 million and $1.35 per share, respectively.

•	Cash flow from operations was $631.2 million.
     ROCHESTER, NY, June 27, 2007 — Paychex, Inc. (“we,” “our,” “us,” or the “Company”) (NASDAQ:PAYX) today announced record net income of $515.4 million, or $1.35 diluted earnings per share, for the fiscal year ended May 31, 2007 (“fiscal 2007”), an 11% increase over net income of $464.9 million, or $1.22 diluted earnings per share, for the prior fiscal year. The fiscal 2007 results were impacted by an increase to the litigation reserve of $38.0 million, which reduced diluted earnings per share for the year by approximately $0.06 per share. In addition, with the adoption of the new accounting standard for stock-based compensation on June 1, 2006, fiscal 2007 also included $25.7 million of stock-based compensation costs.
     “Fiscal 2007 is our seventeenth consecutive year of record revenues and net income. We have experienced record levels of client retention, product penetration, and solid profit results,” commented Jonathan J. Judge, President and Chief Executive Officer. “Looking back, fiscal 2007 was another excellent year. More importantly, our fiscal 2007 results and investments have us well positioned to meet our long-term financial goals in fiscal 2008 and beyond.”
     Payroll service revenue grew 9% to $1.4 billion over the prior fiscal year from client base growth, higher check volume, price increases, and penetration of ancillary payroll services. Our client base growth was 3.4% for fiscal 2007. Utilization of our payroll tax administration services was 93% as of May 31, 2007 compared to 92% as of May 31, 2006, and nearly all of our new clients purchase these services. Employee payment services utilization was 71% as of May 31, 2007 compared to 68% as of May 31, 2006, with over 80% of our new clients selecting these services.
     Human Resource Services revenue increased 22% to $396.2 million for fiscal 2007. This growth was generated from the following sources: retirement services client base increased 16% to 44,000 clients; comprehensive human resource outsourcing services client employees increased 26% to 373,000 client employees served; and workers’ compensation insurance services client base increased 19% to 62,000 clients. Additionally, the asset value of the retirement services client employees’ funds increased 34% to $8.5 billion.
     Total expenses increased 16% to $1.2 billion for fiscal 2007, in part due to $25.7 million of stock-based compensation costs for fiscal 2007 and $38.0 million for the increase to the litigation reserve. Excluding these two items, total expense growth would have been 9% primarily due to increases in personnel and technology as we continue our investments in new products and services.

     For fiscal 2007, interest on funds held for clients increased 33% to $134.1 million and corporate investment income increased 66% to $41.7 million. These increases were attributable to higher average interest rates and higher average investment balances, as summarized below:

	For the three months		For the twelve months
	ended May 31,		ended May 31,
$ in millions	2007	2006	2007	2006

Average investment balances:
Funds held for clients	$3,606.6	$3,445.8	$3,275.9	$3,080.3
Corporate investments	$1,228.9	$966.6	$1,109.5	$840.3

Average interest rates earned:
Funds held for clients	4.0%	3.7%	4.0%	3.2%
Corporate investments	3.8%	3.3%	3.7%	2.9%

FOURTH QUARTER FISCAL 2007 HIGHLIGHTS
     Net income was $121.1 million for the three months ended May 31, 2007 (“fourth quarter”), or $0.32 diluted earnings per share, a slight decrease from net income of $122.7 million for the same period last year. Operating income was $159.9 million. Operating income excluding interest on funds held for clients ($36.8 million), stock-based compensation costs ($6.4 million), and an increase to the litigation reserve ($25.0 million) grew 14% for the fourth quarter to $154.5 million.
     Total revenue for the fourth quarter increased 11% to $487.3 million. Payroll service revenue increased 9% to $343.8 million due to client base growth, check volume growth, price increases, and penetration of ancillary payroll services. Human Resource Services revenue increased 16% to $106.7 million. Excluding revenue from our Professional Employer Organization (“PEO”) services, Human Resource Services revenue growth for the fourth quarter would have been 20%. Quarterly comparisons of PEO revenue are impacted by fluctuations in workers’ compensation claims experience. In addition, our PEO results in fiscal 2007 have been affected by legislated workers’ compensation rate reductions in the state of Florida where the majority of our PEO business is derived.
RAPID PAYROLL, INC. LITIGATION
     During fiscal 2007, we recognized $38.0 million of additional expense to increase our litigation reserve. Disputes involving Rapid Payroll, Inc. (“Rapid Payroll”), a wholly owned subsidiary of the Company, arose in August 2001. These disputes resulted in litigation, as has been previously disclosed. At the present time, the Company fully resolved its licensing responsibility and settled all litigation with 74 of the 76 licensees who were provided services by Rapid Payroll. A decision favorable to Paychex, Inc. was issued by the United States District Court for the Central District of California with respect to the Company’s dispute with one of the remaining two licensees. That licensee is currently appealing the case. A verdict was issued on June 27, 2007 in litigation brought by the other remaining licensee. In that case, a California Superior Court, Los Angeles County jury awarded to the plaintiff $15.0 million in compensatory damages and subsequently awarded an additional $11.0 million in punitive damages.
OUTLOOK
     Our current outlook for the fiscal year ending May 31, 2008 is based upon current economic conditions and interest rate levels. Projected revenue and net income growth is as follows:

Payroll service revenue	9% — 10%
Human Resource Services revenue	20% — 23%
Total service revenue	11% — 13%
Interest on funds held for clients	6% — 9%
Total revenue	11% — 13%
Corporate investment income	20% — 25%
Net income	18% — 20%
     The effective income tax rate is expected to approximate 31.5%.

CONFERENCE CALL
     Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for June 28, 2007 at 10:30 a.m. Eastern Time, at www.paychex.com on the Investor Relations page. The webcast will also be archived on the Investor Relations page for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible at www.paychex.com. For more information, contact:

Investor Relations:	John Morphy, CFO, or Terri Allen	585-383-3406

Media Inquiries:	Laura Saxby Lynch	585-383-3074
ABOUT PAYCHEX
     Paychex, Inc. is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. We offer comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, Readychex®, and check signing. Human Resource Services include 401(k) plan recordkeeping, workers’ compensation administration, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. Paychex, Inc. was founded in 1971. With headquarters in Rochester, New York, we have more than 100 offices and serve approximately 561,000 payroll clients nationwide. For more information about Paychex, Inc. and our products, visit www.paychex.com.
“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     Certain written and oral statements made by us may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, the following risks, as well as those that are described in our filings with the Securities and Exchange Commission (“SEC”): general market and economic conditions, including, among others, changes in United States employment and wage levels, changes in new hiring trends, changes in short- and long-term interest rates, and changes in the market value and the credit rating of securities held by us; changes in demand for our products and services, ability to develop and market new products and services effectively, pricing changes and impact of competition, and the availability of skilled workers; changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, worker’s compensation, state unemployment, and section 125 plans; changes in Professional Employer Organization direct costs, including, but not limited to, workers’ compensation rates and underlying claims trends; the possibility of failure to keep pace with technological changes and provide timely enhancements to products and services; the possibility of failure of our operating facilities, computer systems, and communication systems during a catastrophic event; the possibility of third-party service providers failing to perform their functions; the possibility of penalties and losses resulting from errors and omissions in performing services; the possible inability of our clients to meet their payroll obligations; the possible failure of internal controls or our inability to implement business processing improvements; and potentially unfavorable outcomes related to pending legal matters. Any of these factors could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of issuance of this release, or to reflect occurrence of unanticipated events.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share amounts)

	For the three months			For the twelve months
	ended May 31,			ended May 31,
	2007	2006	% Change	2007	2006	% Change

Revenue:
Payroll service revenue	$343,793	$316,412	9%	$1,356,646	$1,248,924	9%
Human Resource Services revenue	106,718	92,059	16%	396,222	324,873	22%

Total service revenue	450,511	408,471	10%	1,752,868	1,573,797	11%
Interest on funds held for clients (A)	36,837	32,009	15%	134,096	100,799	33%

Total revenue	487,348	440,480	11%	1,886,964	1,674,596	13%

Expenses:
Operating expenses (B)	157,982	145,998	8%	615,479	560,255	10%
Selling, general and administrative expenses (B)	169,484	126,936	34%	569,937	464,770	23%

Total expenses	327,466	272,934	20%	1,185,416	1,025,025	16%

Operating income	159,882	167,546	-5%	701,548	649,571	8%

Investment income, net (A)	11,870	8,426	41%	41,721	25,195	66%

Income before income taxes	171,752	175,972	-2%	743,269	674,766	10%

Income taxes	50,652	53,232	-5%	227,822	209,852	9%

Net income	$121,100	$122,740	-1%	$515,447	$464,914	11%

Basic earnings per share	$0.32	$0.32	—	$1.35	$1.23	10%

Diluted earnings per share	$0.32	$0.32	—	$1.35	$1.22	11%

Weighted-average common shares outstanding	382,019	380,092		381,149	379,465

Weighted-average common shares outstanding, assuming dilution	383,568	382,207		382,802	381,351

Cash dividends per common share	$0.21	$0.16	31%	$0.79	$0.61	30%

(A)	Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at our website www.paychex.com.

(B)	Effective June 1, 2006, we adopted Statement of Financial Accounting Standard No. 123 (R), “Share-Based Payment.” In accordance with this standard, we recognized compensation costs for the fair value of stock-based awards of $6.4 million for the fourth quarter and $25.7 million for fiscal 2007. These costs were reflected in the Consolidated Statements of Income with $1.9 million for the fourth quarter and $8.3 million for fiscal 2007 in operating expenses, and $4.5 million for the fourth quarter and $17.4 million for fiscal 2007 in selling, general and administrative expenses.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share amount)

	May 31,	May 31,
	2007	2006

ASSETS
Cash and cash equivalents	$79,353	$137,423
Corporate investments (A)	511,772	440,007
Interest receivable	53,624	38,139
Accounts receivable, net of allowance for doubtful accounts	186,273	189,835
Deferred income taxes	23,840	18,314
Prepaid income taxes	8,845	7,574
Prepaid expenses and other current assets	24,515	21,398

Current assets before funds held for clients	888,222	852,690
Funds held for clients (A)	3,973,097	3,591,611

Total current assets	4,861,319	4,444,301
Long-term corporate investments (A)	633,086	384,481
Property and equipment, net of accumulated depreciation	256,087	234,664
Intangible assets, net of accumulated amortization	67,213	60,704
Goodwill	407,712	405,842
Deferred income taxes	15,209	12,783
Other long-term assets	5,893	6,527

Total assets	$6,246,519	$5,549,302

LIABILITIES
Accounts payable	$46,961	$46,668
Accrued compensation and related items	125,268	130,069
Deferred revenue	7,758	5,809
Litigation reserve	32,515	15,625
Other current liabilities	42,638	34,008

Current liabilities before client fund deposits	255,140	232,179
Client fund deposits	3,982,330	3,606,193

Total current liabilities	4,237,470	3,838,372
Deferred income taxes	9,567	15,481
Other long-term liabilities	47,234	40,606

Total liabilities	4,294,271	3,894,459

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value; Authorized: 600,000 shares; Issued and outstanding: 382,151 shares as of May 31, 2007, and 380,303 shares as of May 31, 2006, respectively	3,822	3,803
Additional paid-in capital	362,982	284,395
Retained earnings	1,595,105	1,380,971
Accumulated other comprehensive loss	(9,661)	(14,326)

Total stockholders’ equity	1,952,248	1,654,843

Total liabilities and stockholders’ equity	$6,246,519	$5,549,302

(A)	The available-for-sale securities within the funds held for clients and corporate investment portfolios reflected a net unrealized loss position of $14.9 million as of May 31, 2007, compared with a net unrealized loss position of $22.0 million as of May 31, 2006. During the twelve months of fiscal 2007, the net unrealized loss position ranged from $29.5 million to $1.1 million. The net unrealized loss position of our investment portfolios was approximately $21.8 million as of June 22, 2007.